Exhibit 99.1

NEWS

WJ Communications Updates Financial Guidance for the Fourth Quarter of 2006

SAN JOSE, California — December 06, 2006 - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF products and solutions for the wireless infrastructure and RFID reader markets, today updated its guidance for the fourth quarter ended December 31, 2006.  The Company currently expects revenue to be in the range of $10.8 million to $11.3 million, compared with the previous guidance of $12.0 million to $12.5 million. As a result, the Company now expects revenue to range from $48.3 to $48.8 million for the full year 2006, down from previously issued guidance of $49.5 million to $50.0 million.

“We are experiencing a slowdown in sales through our distribution channel beyond the anticipated softening in the Korean repeater business that we discussed during the third quarter’s conference call and lower than expected results in the RFID market due to the ongoing unpredictability of its growth trends.  In addition, the overall market demand appears to be down as we see some weakness in a few of our original equipment manufacturers which is expected to result in a lower level of revenue booked and shipped during the quarter than anticipated at the time we provided guidance,” stated Bruce Diamond, President and Chief Executive Office of WJ Communications. “However, we are confident in our long-term business model and our new product introductions are on track to address the growth opportunities in our target markets.”

The Company now expects gross margins for the quarter to be in a range of 48 percent to 50 percent, which is down from previous guidance of 54 percent to 56 percent.  The restructuring charge related to the closure of the Company’s wafer fab is expected to be reduced from the initial estimate of $1.4 million to $1.2 million with $1.0 million attributed to restructuring and $200,000 charged to gross margin in the fourth quarter.  The change in gross margin percent estimate is due in approximately equal parts to the lower revenue outlook and the $200,000 charge. R&D and SG&A will cumulatively be in the range of $8.1 million to $8.5 million, in line with the previously issued guidance.

The previously announced restructuring program to close the Milpitas wafer fabrication facility is on track.  The Company now expects to close the fab by the middle of January, 2007 and to complete the demobilization of the facility by the end of the first quarter.  The Company continues to expect savings in the range of $1.0 million to $1.25 million per quarter upon completion of the restructuring program.

WJ Communications intends to report fourth quarter and year ended December 31, 2006 financial results in February of 2007. Conference call and web cast details will be publicly announced closer to that date.

Forward Looking Statements
This release and other statements by the Company contain forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, achieving the expected revenue, cost savings and gross margin ranges, the actual costs of our fab restructuring plan, the success of our restructuring plan, the ability of our wafer foundries to supply our wafer needs, our success in achieving expected manufacturing and operating costs, the success of our new product introductions and the risk factors contained in the Company’s Form 10-K for year ended 2005, and Form 10-Qs, and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission which are available on the SEC website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

About WJ Communications
WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), WiMax, and broadband cable. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

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Company Contact:	Media Contact:	Investor Contact:
R. Gregory Miller	Claudia Lin	Kellie Nugent
Chief Financial Officer	Marketing and Public Relations	Shelton Group Investor Relations
WJ Communications	WJ Communications	For WJ Communications
408-577-6200	408-577-6341	972-239-5119 ext. 125